Exhibit 10.8

Amendment No. 7 to
Third Amended and Restated Loan and Security Agreement

This Amendment No. 7 to Third Amended and Restated Loan and Security Agreement (“Amendment”) is dated as of July 12, 2024, and is entered into by and among America’s Car-Mart, Inc., a Texas corporation (“Parent”), Colonial Auto Finance, Inc., an Arkansas corporation (“Colonial”), America’s Car Mart, Inc., an Arkansas corporation (“ACM”), Texas Car-Mart, Inc., a Texas corporation (“TCM”) (each of Colonial, ACM and TCM, a “Borrower”, and collectively, “Borrowers”), the financial institutions party to the Loan Agreement (as hereinafter defined) as lenders (collectively, “Lenders”), BMO Bank N.A., as agent for the Lenders (in such capacity, “Agent”), lead arranger and book manager for the Lenders. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Loan Agreement (as hereinafter defined).

Witnesseth

Whereas, Parent, Borrowers, Lenders and Agent have entered into that certain Third Amended and Restated Loan and Security Agreement dated as of September 30, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Loan Agreement”; the Loan Agreement, as amended by this Amendment, the “Amended Loan Agreement”); and

Whereas, Parent, Borrowers, the Required Lenders and Agent have agreed to amend the Loan Agreement subject to the terms and conditions stated herein; and

Now, Therefore, in consideration of the premises herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lenders, Agent, Parent and Borrowers hereby agree as follows:

Section 1. Amendments to the Loan Agreement.

1.1.       The following defined terms appearing in Section 1.1 of the Loan Agreement shall be amended and restated to read in their entirety as follows:

“Fixed Charge Coverage Ratio” means, for any period, the ratio, determined on a consolidated basis for Parent and its Subsidiaries (including the Special Purpose Subsidiaries) during such period of (a) the sum of (i) EBITDA, less (ii) the amount of Distributions described in clause (ii) of the defined term “Permitted Distributions” during the Reserve Period to (b) Fixed Charges.

“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price, repurchase receivables or other assets, or grant purchase price credits for the breach of representations or warranties (unrelated to the future collectability of the assets sold or the future creditworthiness of the associated account debtors), (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in securitizations, and (d) unsecured Guarantee of ACM under the Atlas Guaranty.

“Trigger Period” means (i) any time during the Reserve Period and (ii) any period after the Reserve Period commencing upon any day that a Trigger Event occurs and ending on the day on which, during the preceding 90 consecutive days (x) no Event of Default has existed and (y) the sum of ACM-TCM Availability and Colonial Availability has at all times been greater than 10% of the aggregate Revolver Commitments; provided, that any action taken pursuant to Section 5.6 herein during a Trigger Period shall not be terminated more than three (3) times during the term of this Agreement.

1.2.       Section 1.1 of the Loan Agreement shall be further amended by inserting new defined terms in their appropriate alphabetical order, each such defined term to read in its entirety as follows:

“Atlas Guaranty” means that certain Guaranty from ACM in favor of Atlas Securitized Products Administration, L.P. and delivered to the Agent in connection with a Permitted Securitization to be entered into on or about the Seventh Amendment Effective Date so long as the amount of recourse indebtedness thereunder does not, at any time, exceed the lesser of (x) $30,000,000 and (y) 10.0% of the of the highest Aggregate Loan Principal Balance (as defined in such Guaranty).

“Reserve Period” means the period commencing on the Seventh Amendment Effective through and including the date that the Fixed Charge Coverage Ratio calculated in accordance with Section 10.3.2 is greater than 1.25 to 1.0 for a period of six consecutive calendar month ends.

“Seventh Amendment Effective Date” means July 12, 2024.

1.3.       The Agent hereby elects in its discretion to impose the following additional reserve pursuant to clause (d) appearing in the defined term “Colonial Availability Reserve” appearing in Section 1.1 of the Loan Agreement: (i) to the extent that the Atlas Guaranty has not been terminated, a reserve equal to fifty percent (50.0%) of the Recourse Guaranteed Obligations (as defined in the Atlas Guaranty in effect on the Seventh Amendment Effective Date); and (ii) a reserve during the Reserve Period determined as of the last day of each month with the initial reserve equal to $11,272,614 (the “Base Reserve”); provided, that the Base Reserve shall be (A) increased at the end of a month by the amount that Fixed Charges for such month exceeds EBITDA for such month and (B) decreased at the end of a month by 50% of the amount by which EBITDA for such month exceeds Fixed Charges for such month.

1.4.       Section 8.1 of the Loan Agreement shall be amended by inserting a new Section 8.1.3 immediately after Section 8.1.2 to read in its entirety as follows:

Section 8.1.3. Additional Borrowing Base Reports. By the last day of each month during the Reserve Period, (a) Colonial shall deliver to Agent (and Agent shall promptly deliver same to Lenders), a Colonial Borrowing Base Report prepared as of fifteenth (15th) day of the month, calculating the Colonial Contracts Formula Amount arising from Colonial Net Eligible Contract Payments, and including such other information as Agent may require, including the information required to be included with the Colonial Borrowing Base Reports delivered pursuant to Section 8.1.1 above, and (b) ACM and TCM shall deliver to Agent (and Agent shall promptly deliver same to Lenders), an ACM-TCM Borrowing Base Report prepared as of fifteenth (15th) day of the month, calculating the ACM-TCM Inventory Formula Amount, and including such other information as Agent may require, including the information required to be included with the Colonial Borrowing Base Reports delivered pursuant to Section 8.1.2 above.

1.5.       Section 10.3.2 of the Loan Agreement shall be amended and restated to read in its entirety as follows:

Section 10.3.2. Fixed Charge Coverage Ratio. As of the last day of each month ending below, maintain a Fixed Charge Coverage Ratio of not less than the ratio set forth opposite such month:

periods ending:	Fixed Charge Coverage Ratio must not be less than:
June 1, 2024 through and including June 30, 2024	0.75 to 1.0
June 1, 2024 through and including July 31, 2024	0.85 to 1.0
June 1, 2024 through and including August 31, 2024	1.0 to 1.0
June 1, 2024 through and including September 30, 2024	1.15 to 1.0
June 1, 2024 through and including October 31, 2024	1.15 to 1.0
June 1, 2024 through and including November 30, 2024	1.15 to 1.0
June 1, 2024 through and including December 31, 2024	1.15 to 1.0
June 1, 2024 through and including January 31, 2025	1.25 to 1.0
June 1, 2024 through and including February 28, 2025	1.25 to 1.0

June 1, 2024 through and including March 31, 2025	1.25 to 1.0
June 1, 2024 through and including April 30, 2025	1.25 to 1.0
June 1, 2024 through and including May 31, 2025	1.25 to 1.0
For the twelve month period ending June 30, 2025 and each twelve month period ending thereafter	1.25 to 1.0

1.6.       Section 11.1(p) of the Loan Agreement shall be amended and restated to read in its entirety as follows:

(p)       any “servicer termination event”, “early amortization event”, “event of default” or “termination event” (or words of like import) shall occur with respect to Debt of any Special Purpose Subsidiary and the same continues beyond any applicable notice and/or cure period.

Section 2. Conditions.

Section 2.1 Conditions Precedent. This Amendment shall be effective as of June 30, 2024 upon subject to the satisfaction of the following conditions precedent:

(a)       Parent, Borrowers, the Agent and the Required Lenders shall have executed and delivered this Amendment.

(b)       The Agent shall have received, for the ratable account of the Lenders executing this Amendment in accordance with their Pro Rata share, an amendment fee in an aggregate amount equal to 0.10% of each such Lender’s Total Revolver Commitment after giving effect to this Amendment. Such amendment fee shall be non-refundable and fully earned when paid.

(c)       The Agent shall have been provided the executed documents evidencing the Permitted Securitization with Atlas Securitized Products Administration, L.P. as administrative agent, has closed concurrently with this Amendment together with evidence that the Net Proceeds from such Permitted Securitization shall be applied to the outstanding Obligations.

(d)       The Agent shall have received copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment to the extent the Agent or its counsel may reasonably request.

(e)       Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Agent and its counsel.

Section 2.2 Conditions Subsequent. Not later than thirty (30) days after the Seventh Amendment Effective Date (or such later date as may be agreed upon by the Agent in its sole discretion, which such date shall be no later than sixty (60) days after the Seventh Amendment Effective Date), the Borrowers shall provide the Agent a written plan (including corresponding timeline) that reflects the steps the Borrowers will take to ensure implementation of full cash dominion (all proceeds from the Collateral be deposited directly into one or more of the Dominion Accounts) by a certain date satisfactory to Agent, which such plan shall be in form and substance reasonably satisfactory to the Agent, including milestones to be met to achieve the implementation of such cash dominion. Any failure to comply with the requirements in this Section 2.2 shall be deemed an Event of Default under Section 11.1(c) of the Loan Agreement.

Section 3. Representations.

In order to induce the Agent and the Lenders to enter into this Amendment, each Obligor hereby represent and warrant to the Bank that as of the date hereof:

3.1.       Authorization, Etc. The Obligors have the power and authority to execute, deliver and perform this Amendment and the other Loan Documents (if any) called for hereby. The Obligors have taken all necessary action (including, without limitation, obtaining approval of its equity holders, if necessary) to authorize its execution, delivery and performance of this Amendment and the other Loan Documents (if any) called for hereby. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with such Obligor’s execution, delivery and performance of this Amendment or such other Loan Documents, except for those already duly obtained. This Amendment and the other Loan Documents (if any) called for hereby have been duly executed and delivered by the Obligors and constitute the legal, valid and binding obligation of the Obligors, enforceable against them in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditor rights generally or by equitable principles relating to enforceability. The execution, delivery and performance of this Amendment and the other Loan Documents (if any) called for hereby by the relevant Obligors does not (i) contravene with the terms of any Obligor’s Organic Documents; (ii) conflict with or constitute a violation or breach of, or constitutes a default under, or results in the creation or imposition of any Lien (other than pursuant to the Security Documents) upon the Property of any Obligor by reason of the terms of any material contractual obligation (including without limitation contractual obligations arising from any material agreements to which any Obligor is a party or which is binding upon it); or (iii) violate any requirement of law in any material respect.

3.2.       Representations and Warranties. After giving effect to this Amendment, the representations and warranties set forth in Section 9 of the Loan Agreement and in the other Loan Documents are and shall be and remain true and correct.

3.3.       No Default. No Default or Event of Default exists under the Loan Agreement or shall result after giving effect to this Amendment. No Regulatory Event shall have occurred and be continuing.

3.4.       No Material Adverse Effect. Since December 31, 2023, no Material Adverse Effect has occurred.

Section 4. Reaffirmations.

4.1.       Collateral. The Obligors heretofore executed and delivered to the Agent the Security Documents. The Obligors hereby acknowledge and agree that the Liens created and provided for by the Security Documents continue to secure, among other things, the Obligations arising under the Amended Loan Agreement; and the Security Documents and the rights and remedies of the Agent thereunder, the obligations of the Obligors thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for by the Security Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

4.2.       Guaranties. Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of this Amendment and consents to any modification of the Loan Agreement and the other Loan Documents effected pursuant to this Amendment. Each Guarantor hereby confirms to the Agent and the Lenders that, after giving effect to this Amendment, the Guaranty of such Guarantor and each other Loan Document to which such Guarantor is a party continues in full force and effect and is the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with their terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. Each Guarantor acknowledges and agrees that (a) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Loan Agreement or any other Loan Document to consent to the waivers or modifications to the Loan Agreement effected pursuant to this Amendment and (b) nothing in the Amended Loan Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future waivers or modifications to the Amended Loan Agreement.

Section 5. Miscellaneous.

5.1.       Except as specifically amended herein, the Loan Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Loan Agreement, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Loan Agreement, any reference in any of such items to the Loan Agreement being sufficient to refer to the Amended Loan Agreement. This Amendment is not a novation nor is it to be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Loan Agreement or the other Loan Documents, except as specifically set forth herein. Without limiting the foregoing, the Obligors agree to comply with all of the terms, conditions, and provisions of the Amended Loan Agreement and the other Loan Documents except to the extent such compliance is irreconcilably inconsistent with the express provisions of this Amendment.

5.2.       The Borrowers agree to pay on demand all reasonable out-of-pocket costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents being executed and delivered in connection herewith and the transactions contemplated hereby, including the reasonable fees, charges and disbursements of counsel for the Agent.

5.3.       This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of Amendment. The provisions contained in Sections 15.14 (Governing Law); 15.15 (Consent to Forum; Judicial Reference) and 15.16 (Waivers) of the Loan Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety, except with reference to this Amendment rather than the Loan Agreement.

[Remainder Left Intentionally Blank]

In Witness Whereof, the parties have executed this Amendment under seal on the date first written above.

Borrowers:

Colonial Auto Finance, Inc., an Arkansas corporation

By:	/s/ Vickie D. Judy
	Name:	Vickie D. Judy
	Title:	Secretary

America’s Car Mart, Inc., an Arkansas corporation

By:	/s/ Vickie D. Judy
	Name:	Vickie D. Judy
	Title:	Vice President & Secretary

Texas Car-Mart, Inc., a Texas corporation

By:	/s/ Vickie D. Judy
	Name:	Vickie D. Judy
	Title:	VP, Secretary & Treasurer

Parent:

America’s Car-Mart, Inc., a Texas corporation

By:	/s/ Vickie D. Judy
	Name:	Vickie D. Judy
	Title:	Chief Financial Officer

[Signature Page to Amendment – ACM]

Agent and Lenders:

BMO Bank N.A., as Agent and a Lender

By:	/s/ Cal Ehrke
	Name:	Cal Ehrke
	Title:	Vice President

[Signature Page to Amendment – ACM]

MUFG Bank, Ltd., as a Lender

By:	/s/ Erick Moore
	Name:	Erick Moore
	Title:	Vice President

[Signature Page to Amendment – ACM]

Axos Bank, as a Lender

By:	/s/ Michael O’Neil
	Name:	Michael O’Neil
	Title:	Senior Vice President

[Signature Page to Amendment – ACM]

BOKF, NA d/b/a BOK Financial, as a Lender

By:	/s/ Christopher Schaechtel
	Name:	Christopher Schaechtel
	Title:	SVP, Arkansas Market President

[Signature Page to Amendment – ACM]

Commerce Bank, as a Lender

By:	/s/ Mackenzie Dold
	Name:	Mackenzie Dold
	Title:	Vice President

[Signature Page to Amendment – ACM]